Exhibit 10.7

KAMD Holdings, Inc.

111 Radio Circle

Mount Kisco, NY 10549

January 31, 2017

Mr. Matthew Jennings

1201 Hanley Road

Hudson, WI 54016

Dear Matt:

On behalf of KAMD Holdings, Inc. (“KAMD”), I am pleased to extend to you this consulting agreement on the following terms and conditions:

Title. Member of the Board of Directors (the “Board”).

Salary. You will receive an annual salary of $50,000, effective starting February 1, 2017 (the “Start Date”), payable in accordance with normal payroll practices of KAMD and its subsidiaries.

Options. You will be granted options to purchase 100,000 shares of common stock in KAMD. Options granted will be exercisable at a per share price of$1.00. Options will vest ratably over a four-year period from the Start Date, and will be subject to accelerated vesting in the event of a sale of KAMD.

If you are in agreement with the contents of this letter, please execute both copies in the space provided below and return one copy to me, retaining the other copy for your files. If you have any questions or comments, please do not hesitate to contact me.

Sincerely,

Christopher W. Anderson

President

Agreed and accepted:

/s/ Matthew Jennings	1/31/2017
Matthew Jennings	Date